CERTIFICATE OF AMENDMENT
                                       OF
                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                          COASTAL PHYSICIAN GROUP, INC.

     The undersigned Corporation hereby executes and certifies this Certificate of Amendment for purposes of amending its Amended and Restated Certificate of Incorporation under the General Corporation Law of the State of Delaware:

     1. The name of the Corporation is Coastal Physician Group, Inc.

     2. The Amended and Restated Certificate of Incorporation is hereby amended by adding a new paragraph 12 which shall read in its entirety as follows:

          12(a) Certain Definitions. As used in this Paragraph 12, the following terms shall have the following respective meanings:

               (1) "Acquiring Person" means

                    (A) any Person who Acquires Stock of the Corporation  (other than by reason of death, gift, divorce, separation or other circumstance described in section 382(1)(3)(B) of the Code) if:

                         (I) (i) such  Person (or any Person  having a direct or
                    indirect ownership interest in such Person) was a 5% Stockholder at any time during the applicable Testing Period, (ii) such Person (or any Person having a direct or indirect ownership interest in such Person) becomes a 5% Stockholder as a result of such Acquisition, (iii) any new "public group" (as such term is defined in Treasury regulation ss. 1.382-2T(f)(13)) is created under section 382 of the Code and the Treasury regulations thereunder as a result of such Acquisition, or (iv) the Person from whom the Stock was Acquired in such Acquisition (or any Person having a direct or indirect ownership interest in such Person) was a 5% Stockholder at any time during the applicable Testing Period; and

                         (II) immediately after the date of such Acquisition, the aggregate Percentage Interest of all 5% Stockholders has increased by at least 45

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                    percentage  points  over  the  aggregate  lowest  Percentage
                    Interest owned by such 5% Stockholders at any time during the applicable Testing Period; or

                    (B) any  Person who  Acquires  Stock of the  Corporation  in
               circumstances in which the Corporation reasonably determines that such Acquisition could limit or adversely affect the Corporation's past, present or future ability to use or benefit from any Section 382 Attributes.

               (2) "Acquisition" means any transaction or event which, for purposes of section 382 of the Code and the Treasury regulations thereunder, results in an increase in the Percentage Interest of any Person. "Acquirer" means the Person whose Percentage Interest is so increased. "Acquire," "Acquires," "Acquired" and "Acquiring" shall have similar meanings.

               (3) "Act" means the Securities Exchange Act of 1934, as amended.

               (4) "Affiliate" and "Associate" shall have the meaning ascribed to them in the Rule 12b-2 of the General Rules and Regulations under the Act.

               (5) "Code" means the Internal Revenue Code of 1986, as amended.

               (6) "5% Stockholder" shall have the meaning ascribed to the term "5-percent shareholder" in section 382 of the Code and the Treasury regulations thereunder and shall include, for example: (i) any individual whose Percentage Interest in the Corporation at any time during the applicable Testing Period equals or exceeds 5 percent; (ii) any "public group" (including any "segregated" public group) of the Corporation; and (iii) any "public group" (including any "segregated" public group) of any "first tier entity" or "higher tier entity" whose Percentage Interest in the Corporation at any time during the applicable Testing Period equals or exceeds 5 percent. (For purposes of the preceding sentence, the terms in quotation marks shall have the meanings ascribed to such terms in section 382 of the Code and the Treasury regulations thereunder.)

               (7) "Percentage Interest" means, with respect to a Person:

                    (A) the fair market value of the Stock beneficially owned by such Person (including Stock indirectly owned by virtue of any direct or indirect ownership interest in an

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               entity  which  directly  owns  Stock  of  the   Corporation)   as
               determined  under  section  382  of the  Code  and  the  Treasury
               regulations  thereunder,   including  the  attribution  rules  of
               section 382(1)(3) of the Code and the Treasury regulations thereunder and the option rules of Treasury regulation ss. 1.382-4(d)(2);

               calculated as a percentage of

                    (B) the sum of (i) the fair market value of all the outstanding Stock of the Corporation, plus (ii) the fair market value of any outstanding Pure Preferred Stock of the Corporation.

               (8) "Person" means any individual, firm, corporation, partnership, joint venture or other entity and shall include any group comprised of such Person and any other Person who is a parent, child or sibling of such Person or with whom such Person or any Affiliate or Associate of such Person has any agreement, arrangement or understanding, directly or indirectly, for the purpose of Acquiring, holding, voting or disposing of Stock, and any other Person who is a member of such group, but does not include any underwriter which participates in an underwritten public offering of the Corporation's Stock, provided that such underwriter shall not own such Stock on the last day of any fiscal year.

               (9) "Pure Preferred Stock" means stock issued by the Corporation that is described in section 1504(a)(4) of the Code, as modified by Treasury regulation ss. l.382-2(a)(3)(i).

               (10) "Section 382 Attribute" means any "net operating loss carryforward," "capital loss carryover," "excess foreign taxes carryover," "general business credit carryover," "minimum tax credit carryover" or "net unrealized built-in loss" (as such terms are defined in the Code).

               (11) "Stock" means any interest in the Corporation that would be treated as stock for purposes of section 382 of the Code and the Treasury regulations thereunder, including for example, shares of the Corporation's common stock, par value $.01 per share ("Common Stock"), shares of any other class issued by the Corporation and any options, warrants, convertible debt or securities or other rights (whether or not subject to any contingencies or limitations) to Acquire such shares; provided, that Stock shall not include any shares of Pure Preferred Stock.

               (12) "Testing Period" means, with respect to any Acquisition, the period of time beginning on July 11, 1996 (or on the day following any subsequent "ownership change" under Section 382 of the Code and the regulations thereunder, as determined by the Corporation) and concluding on the date of such Acquisition; provided that if the preceding clause would result in a Testing Period having a duration in excess of three years, then the Testing Period shall be the period of three years concluding on the date of such Acquisition.

               (13) "Transfer Agent" means the transfer agent with respect to the Corporation's common stock, par value $.01 per share ("Common Stock"), appointed by the Corporation and, in the case of any other securities of the Corporation, "Transfer Agent" means the Corporation or such other transfer agent with respect to such securities as may be appointed by the Corporation.

          (b)  Acquisition  Restrictions.  For so  long as the  Corporation  has
     Section 382 Attributes (the "Restriction Period"), any Acquisition of Stock or attempted Acquisition of Stock, or any agreement to Acquire Stock entered into prior to the expiration of the Restriction Period, shall be prohibited and void ab initio to the extent that, as a result of any such transaction, any Person would become an Acquiring Person.

          (c) Certain Exceptions. The restrictions set forth in subparagraph 12(b) hereof shall not apply if:

               (1) the Acquisition of Stock occurs pursuant to a transaction approved in advance by a majority of the Board of Directors of the Corporation (the "Board"), including, but not limited to, a merger or consolidation transaction, in which all holders of outstanding shares of Stock receive, or are offered the opportunity to receive, cash or other consideration for such shares, and upon the consummation of which the Acquirer of such shares will own at least a majority of the outstanding shares of Stock;

               (2) The Board determines, in its absolute discretion, that the Person who Acquires Stock is not an Acquiring Person; or

               (3) The Board determines, in its absolute discretion, that it is not in the best interests of the Corporation and its stockholders at such time to protect the Corporation's ability to use or benefit from any Section 382 Attributes.

          (d) Treatment of Excess Shares.

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               (1) Any  transfer  or  purported  transfer  of Stock  that is the subject of an Acquisition of Stock, an attempted Acquisition of Stock or agreement to Acquire Stock that is prohibited and void under the provisions of subparagraph 12(b) hereof (a "Prohibited Transfer") shall not be recorded by any employee or agent of the Corporation, and the purported transferee of such a Prohibited Transfer (the "Purported Transferee") shall not acquire any rights as a stockholder of the Corporation for any purpose whatsoever in respect of the shares of Stock which would cause the Purported Transferee to become an Acquiring Person (the "Excess Shares"). Until the Excess Shares are transferred to another Person in a transaction that is not a Prohibited Transfer, (A) the Purported Transferee shall not be entitled with respect to such Excess Shares to any rights as a stockholder of the Corporation, including, without limitation, the right to vote such Excess Shares and to receive dividends or distributions, whether liquidating or otherwise, in respect thereof, if any, and (B) the Board may, in its absolute discretion, institute proceedings to enjoin or rescind any attempted transfer or transfer of Excess Shares to the Purported Transferee. Once the Excess Shares have been transferred in a transaction that is not a Prohibited Transfer, the Stock that is the subject of such transaction shall cease to be Excess Shares.

               (2) If the Board determines that a Prohibited Transfer has occurred, then, upon written demand by the Corporation, the Purported Transferee shall transfer or cause to be transferred any certificate or other evidence of ownership of the Excess Shares within the Purported Transferee's possession or control, together with any dividends or other distributions that were received by the Purported Transferee from the Corporation with respect to the Excess Shares ("Prohibited Distributions"), to an agent designated by the Board (the "Agent"). The Agent shall proceed to sell to a buyer or buyers, which may include the Corporation, the Excess Shares transferred to it in one or more arm's-length transactions (over the New York Stock Exchange, if possible); provided, however, that the Agent shall effect such sale or sales in an orderly fashion and shall not be required to effect any such sale within any specific time frame if, in the Agent's discretion, such sale or sales would disrupt the market for the Common Stock or other securities of the Corporation or otherwise would adversely affect the value of the Common Stock or such other securities. If the Purported Transferee has resold the Excess Shares before receiving the Corporation's demand to surrender the Excess Shares to the Agent, the Purported Transferee shall be deemed to have sold the Excess Shares for the Agent, and shall be required to transfer to the Agent the proceeds of such resale and any Prohibited Distributions, except to the extent that the Agent grants written permission to the Purported Transferee to retain a portion of such proceeds not exceeding the amount that the Purported Transferee would have received from the Agent pursuant to subparagraph (d)(3) of this paragraph 12 if the Agent rather than the Purported Transferee had resold the Excess Shares.

               (3) The Agent shall apply any proceeds of a sale by it of Excess Shares and, if the Purported Transferee has previously resold the Excess Shares, any amounts received by the Agent from a Purported Transferee, as follows: (A) first, such amounts shall be paid to the Agent to the extent necessary to cover its costs and expenses incurred in connection with its duties hereunder; (B) second, any remaining amounts shall be paid to the Purported Transferee, up to the amount paid by the Purported Transferee for the Excess Shares, which amount shall be determined in the discretion of the Board; and (C) third, any remaining amounts shall be paid to one or more organizations qualifying under Section 501(c)(3) of the Code (and any comparable successor provision) ("Section 501(c)(3)") selected by the Board, and if the Excess Shares (including any Excess Shares arising from a previous Prohibited Transfer not sold by the Agent in a prior sale or sales), represent a 5% or greater Percentage Interest in any class of Stock, then any such remaining amounts to the extent attributable to the disposition of the portion of such Excess Shares exceeding a 4.99 Percentage Interest in such class shall be paid to one or more other organizations qualifying under Section 501(c)(3) selected by the Board. The recourse of any Purported Transferee in respect of any Prohibited Transfer shall be limited to the amount payable to the Purported Transferee pursuant to clause (B) of the preceding sentence. In no event shall the proceeds of any sale of Excess Shares pursuant to this subparagraph 12(d)(3) inure to the benefit of the Corporation.

               (4) If the Purported Transferee fails to surrender the Excess Shares or the proceeds of a sale thereof to the Agent within thirty business days from the date on which the Corporation makes a demand pursuant to subparagraph (d)(2), then the Corporation may institute legal proceedings to compel the surrender.

               (5) The Corporation shall make the demand described in subparagraph (d)(2) hereof within thirty days of the date on which the Board determines that a Prohibited Transfer has occurred; provided, however, that if the Corporation makes such demand at a
          later  date,   the   provisions  of  this  paragraph  12  shall  apply
          nonetheless.

          (e) Reliance on Certain Information. In determining whether any Person has become or would become an Acquiring Person under this paragraph 12, to the extent permitted by section 382 of the Code and the Treasury regulations thereunder:

               (1) the Corporation shall be entitled to rely on the existence and absence, as of the date of the relevant Acquisition, of filings of Schedules 13D and 13G (or any similar schedules) under the Act to identify any 5% Stockholder of the Corporation; and

               (2) in the case of any "first tier entity" or "higher tier entity" (as such term is defined in Treasury regulation ss. 1.382-2T(f)(14)) whose Percentage Interest in the Corporation equals or exceeds 5 percent, the Corporation may rely on a statement signed under oath or an affirmation by an authorized officer or similar responsible person on behalf of such entity, to establish the extent, if any, to which the Percentage Interests of such entity's owners have changed as of the date of the relevant Acquisition; provided that the Corporation may not rely on a statement of such entity if (i) the Corporation knows that the statement is false, or (ii) the entity's Percentage Interest in the Corporation equals or exceeds 50 percent.

          (f) Legend. All certificates representing Stock issued after the effectiveness of paragraph 12 shall bear a conspicuous legend as follows:

               "THE TRANSFER OF THE SECURITIES REPRESENTED HEREBY IS SUBJECT TO RESTRICTIONS PURSUANT TO PARAGRAPH 12 OF THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF COASTAL PHYSICIAN GROUP, INC. REPRINTED IN ITS ENTIRETY ON THE BACK OF THIS CERTIFICATE.

          (g) Procedures. The Board may, to the extent permitted by law, from time to time establish, modify, amend or rescind, by by-law or otherwise, procedures not inconsistent with the express provisions of this paragraph 12, the Code, the Treasury Regulations thereunder, and Delaware law for determining whether any Acquisition of Stock would jeopardize the Corporation's ability to preserve and use its Section 382 Attributes, and for the orderly application, administration and implementation of the provisions of this paragraph 12. Such procedures as may be adopted by the Board shall be kept on file with the Secretary of the

     Corporation and shall be made available for inspection by the public and, upon request, shall be mailed to any holder of Stock of the Corporation.

          (h) General Authorization. The purpose of this paragraph 12 is to facilitate the Corporation's ability to preserve and use its Section 382 Attributes and to that end the Board is authorized to take such action, to the extent permitted by law and not inconsistent with this paragraph 12, as it may deem necessary or advisable to protect the Corporation and the interests of its stockholders in preserving the Corporation's ability to preserve and use its Section 382 Attributes.

          (i) Full Protection of Board. In administering the provisions of paragraph 12 hereof and determining whether a Person is or may be an Acquiring Person, the Board and any committee designated by the Board shall be fully protected in relying in good faith upon the information, opinions, reports or statements provided to the Board or any such committee by the Corporation's executive officers or the Corporation's legal counsel or independent accountants.

          (j) Notice to Corporation. Any Person who Acquires Stock or attempts to Acquire Stock in a transaction that constitutes a Prohibited Transfer shall immediately give, or cause to be given, written notice thereof to the Corporation of such event and shall provide the Corporation such other information as the Corporation may request to determine the status of such Person as an Acquiring Person or a Purported Transferee of Excess Shares.

          (k) No Claim Against Transferor. The Purported Transferee of Excess Shares shall have no claim, cause of action, or any other recourse whatsoever against the purported transferor of Excess Shares to the Purported Transferee. The Purported Transferee's sole right with respect to such shares shall be limited to the amount payable to the Purported Transferee pursuant to subparagraph 12(d)(3) hereof.

          (l) Partial Invalidity. If any provision of this paragraph 12 or any application of any such provision is determined to be invalid by any federal or state court having jurisdiction over the issues, the validity of the remaining provisions shall not be affected and other applications of such provision shall be affected only to the extent necessary to comply with the determination of such court.

     3. The  foregoing  amendment  to the Amended and  Restated  Certificate  of
Incorporation herein certified was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of State of Delaware.

     Signed on the _____ day of August 1998.

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                                         COASTAL PHYSICIAN GROUP, INC.

                                         By:______________________________
                                            Steven M. Scott, M.D.
                                            Chairman and Chief Executive Officer